Exhibit 10.5

FOURTH AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

        THIS FOURTH AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this “Amendment”) is made as of the 20th day of October, 2003 (the “Effective Date”) by and between The Keller Manufacturing Company, Inc., an Indiana corporation (“Seller”), and Structural Systems, Inc., a Maryland corporation (“Purchaser”).

RECITALS:

        A.        Purchaser and Seller are parties to a certain Contract for Purchase and Sale of Real Estate made and entered into as of April 16, 2003, as amended by a certain Amendment to Contract for Purchase of Real Estate dated as of August 14, 2003, as further amended by a certain Second Amendment to Contract for Purchase and Sale of Real Estate dated as of October 13, 2003, and as further amended by a certain Third Amendment to Contract for Purchase and Sale of Real Estate dated as of October 15, 2003 (together, the “Contract”).

        B.        The Diligence Period under the Contract will expire on October 20, 2003. Purchaser and Seller wish to extend the Diligence Period until October 31, 2003, solely with respect to Purchaser’s Tests and Studies regarding the environmental condition of the Real Estate, upon and subject to the terms and conditions specified below.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, Purchaser and Seller hereby agree as follows:

1.         Subject to the condition that Purchaser delivers to Seller, prior to 5:00 pm Eastern Daylight Savings Time on October 20, 2003, a certificate of insurance from an insurance company reasonably acceptable to Seller evidencing that Purchaser has obtained and is maintaining with that insurance company casualty insurance with respect to the Improvements on the Real Estate, insuring against loss or damage by fire and such other risks as are customarily covered by “all risk” coverage endorsement, in an amount not less than One Million Six Hundred Thousand Dollars ($1,600,000) and showing Seller as an additional insured and loss payee with respect thereto (the “Insurance Coverage”), and evidencing that the Insurance Coverage will not be modified or terminated without at least 30 days’ prior written notice to Seller, Paragraph 4 of the Contract is hereby amended to extend the Diligence Period, solely as it relates to Purchaser’s Tests and Studies regarding the environmental condition of the Real Estate, for an additional eleven (11) days, such that Purchaser’s Diligence Period with respect to its Tests and Studies regarding the environmental condition of the Real Estate shall expire on October 31, 2003 at 5:00 pm EST. Purchaser acknowledges and agrees that, except for its Tests and Studies regarding the environmental condition of the Real Estate, Purchaser has completed and is satisfied with its due diligence regarding the Real Estate and with the results of its Tests and Studies regarding the Real Estate. Purchaser shall, at its sole cost and expense, maintain the Insurance Coverage in full force and effect and shall not allow the Insurance Coverage to be modified or terminated without at least 30 days’ prior written notice to Seller, and shall upon Seller’s request from time to time, furnish a certificate from its insurance company evidencing that the Insurance Coverage is in full force and effect; if Purchaser fails to maintain the Insurance Coverage, Seller shall have the right (in addition to any other rights or remedies available to Seller at law or in equity) to terminate the Contract and retain the Earnest Money. To the extent not covered by the Insurance Coverage, Purchaser shall indemnify, defend, and hold harmless Seller, and Seller’s owners, officers, directors, employees and affiliates, from and against any and all losses, costs, expenses, damages, liabilities and claims, including without limitation attorneys’ fees, with respect to the Real Estate (including without limitation any loss or damage to the Real Estate from fire or other casualty) resulting from or arising out of Purchaser’s occupancy of the Real Estate and/or any acts or omissions of Purchaser or its employees, agents, representatives, licensees, or invitees.

2.        The recitals set forth above are hereby incorporated into this Amendment by reference. Except as specifically amended or modified pursuant to this Amendment, the terms of the Contract shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Facsimile signatures of the parties on this Amendment shall be effective as original signatures. This Amendment shall not be effective until it has been signed by both parties. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Contract.

        IN WITNESS WHEREOF, Purchaser and Seller have caused their duly authorized representatives to execute this Amendment as of the Effective Date set forth above.

"PURCHASER" Structural Systems, Inc. By: /s/ Bruce Gordon Printed: Bruce Gordon Its: President	"SELLER" The Keller Manufacturing Company, Inc. By: /s/ David T. Richardson Printed: David T. Richardson Its: CFO